Item 77C  DWS Blue Chip Fund

Registrant incorporates by reference to its Proxy
Statement filed on January 4, 2008 (SEC Accession
No. 0001193125-08-001712).The Special Meeting of
Shareholders of DWS Blue Chip Fund (the "Fund") was
held on March 31, 2008 and then reconvened on May 1,
2008 at the offices of Deutsche Asset Management,
345 Park Avenue, New York, NY 10154. The following
matters were voted upon by the shareholders of said
Fund (the resulting votes are presented below):
1.	Election of the Board of Trustees.


Number of Votes:
Trustee
For
Withheld
John W. Ballantine
15,282,075.1945
618,135.7225
Henry P. Becton, Jr.
15,278,324.6135
621,886.3035
Dawn-Marie Driscoll
15,272,702.0218
627,508.8952
Keith R. Fox
15,277,395.3628
622,815.5542
Paul K. Freeman
15,288,249.4732
611,961.4438
Kenneth C. Froewiss
15,283,262.7591
616,948.1579
Richard J. Herring
15,277,760.1761
622,450.7409
William McClayton
15,283,879.8326
616,331.0844
Rebecca W. Rimel
15,282,598.9337
617,611.9833
William N. Searcy, Jr.
15,273,063.0039
627,147.9131
Jean Gleason Stromberg
15,279,174.1408
621,036.7762
Robert H. Wadsworth
15,285,975.3747
614,235.5423
Axel Schwarzer
15,281,134.3453
619,076.5717
The Special Meeting of Shareholders was reconvened
on May 1, 2008, at which time the following matter
was voted upon by the shareholders (the resulting votes
are presented below):
2.	Approval of an Amended and Restated Investment
Management Agreement.

Number of Votes:
For
Against
Abstain
11,527,417.6991
450,696.1027
900,916.6458

3.	Approval of a Subadvisor Approval Policy.

Number of Votes:
For
Against
Abstain
11,419,778.1045
541,464.2017
917,794.1416


4.	Approval of the Revision of the Fundamental
Policy regarding Commodities.

Number of Votes:
For
Against
Abstain
11,465,528.0661
487,895,3966
925,611.9849